Exhibit 99.1

NEWS RELEASE

18-05-095

2907 Butterfield Road

Oak Brook, Ill. 60523

www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc. (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)
(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES SALE OF FOUR OFFICE PROPERTIES

Oak Brook, Ill.  December 4, 2007 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that it has closed on the sale of four office assets for a total transaction price of $270.8 million to Kan Am Grund Kapitalanlagegesellschaft mbH, which purchased the assets for the benefit of Kan Am grundivest Fonds, a German open-end real estate investment fund.  The four properties are located in: Ontario, Canada; Minneapolis, Minnesota; Phoenix, Arizona; and Ft. Lauderdale, Florida.  Each building is currently 100 percent occupied by American Express, and the four properties aggregate to a total of 1.56 million square feet.

“These superior office properties have been a solid revenue source, but are no longer in alignment with our strategy as we focus our portfolio on quality multi-tenant retail assets,” stated Shane C. Garrison, chief investment officer for Inland Western.  “As we evolve from a period of stabilization into a more focused asset management strategy, we will continue to review our portfolio to look for opportunities to sell non-core assets and redeploy the capital.”

“The stable cash flow produced by these properties with credit tenancy is in line with KanAm Grund’s strategy,” said Olivier Catusse, director at KanAm grund for acquisition and portfolio management.

KanAm Grund was assisted by Manish Bhatia and Gregory Moore at its U.S. subsidiary, KanAm Grund America.  “These assets are a strategic addition to our portfolio in terms of the locations, credit tenancy and quality of the assets,” they noted.

Russell Ingram and Greg Vorwaller of CB Richard Ellis represented Inland Western in the transaction.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of September 30, 2007, the portfolio consisted of 305 properties totaling approximately 46.2 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

About KanAm Grund Kapitalanlagegesellschaft mbH

KanAm Grund Kapitalanlagegesellschaft mbH, headquartered in Frankfurt, Germany, was formed in May 2001 and is the first independent real estate investment company in the form of a Kapitalanlagegesellschaft in Germany. It performs all of the functions of a special financial institution, including portfolio management and analysis, property acquisition, facility management, marketing, accounting and controlling. For more information, visit www.kanam-grund.de.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.